Exhibit 10.4

QLOGIC CORPORATION

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of [            , 20    ] by and between QLogic Corporation, a Delaware corporation (the “Company”), and [                    ] (the “Executive”).

RECITALS

A. The Board of Directors of the Company has approved the Company entering into a severance agreement with the Executive.

B. The Executive is a key executive of the Company.

C. Should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board be able to rely upon the Executive to continue in his or her position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

D. Should the possibility of a Change in Control arise, in addition to his or her regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

E. This Agreement provides the benefits the Executive will be entitled to receive upon certain terminations of employment in connection with a Change in Control from and after the Effective Date and supersedes and negates all previous agreements with respect to such benefits.

NOW THEREFORE, to help assure the Company that it will have the continued dedication of the Executive and the availability of his or her advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company in the face of these circumstances and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1. Term

This Agreement shall be effective as of [            , 20    ] (the “Effective Date”). This Agreement will continue in effect through [            , 20    ]. However, as of [            , 20    ] and each year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year (such that on [            , 20    ] the term of this Agreement shall be extended through [            , 20    ] and so on), unless the Committee delivers written notice prior to such [                    ] to the Executive that this Agreement will not be extended or further extended, as the case may be, and if such notice is given this Agreement will terminate at the end of the term then in progress.

Notwithstanding the foregoing, in the event a Change in Control occurs during the original or any extended term of this Agreement, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive. For purposes of clarity, subject to Section 3.1, benefits shall be payable to the Executive under this Agreement only with respect to a single Change in Control of the Company. Accordingly, no Change in Control after the first Change in Control shall be considered for purposes of this Agreement.

Article 2. Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Accrued Obligations” means:

(i)	any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) prior to the Severance Date; and

(ii)	any Annual Bonus earned as of the Severance Date with respect to the fiscal year preceding the year in which the Severance Date occurs (if the Executive was employed by the Company on the last day of that fiscal year) that had not previously been paid.

(b)	“Agreement” means this Change in Control Severance Agreement.

(c)	“Annual Bonus” means the Executive’s annual incentive cash bonus opportunity.

(d)	“Base Salary” means the salary of record paid to the Executive by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

(e)	“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 8.2.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Cause” means the occurrence of any of the following:

(i)	the Executive is convicted of, or has pled guilty or nolo contendere to, a felony (other than traffic related offenses or as a result of vicarious liability); or

(ii)	the Executive has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his or her duties to the Company; or

(iii)	the Executive willfully and repeatedly fails to perform or uphold his or her duties to the Company; or

(iv)	the Executive willfully fails to comply with reasonable directives of the Board which are communicated to him or her in writing;

provided, however, that no act or omission by the Executive shall be deemed to be “willful” if the Executive reasonably believed in good faith that such acts or omissions were in the best interests of the Company.

(h)	“Change in Control” means any of the following:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (iii)(1), (2) and (3) below, and (E) any acquisition by a Person who owned more than 30% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as of the Effective Date or an Affiliate of any such Person;

(ii)

A change in the Board or its members such that individuals who, as of the later of the Effective Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (ii) above using the date that is the later of the Effective Date or the date that is two years prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (iii) above;

provided, however, that a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control.

(i)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(j)	“Committee” means the Compensation Committee of the Board.

(k)	“Company” means QLogic Corporation, a Delaware corporation, or any successor thereto as provided in Article 7.

(l)	“Disability” means disability as defined in the Company’s long-term disability plan in which the Executive participates at the relevant time or, if the Executive does not participate in a Company long-term disability plan at the relevant time, such term shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

(m)	“Effective Date” has the meaning given to such term in Article 1 hereof.

(n)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(o)	“Executive” means the individual identified in the first sentence, and on the signature page, of this Agreement.

(p)	“Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)	A material reduction in the nature or status of the Executive’s authorities, duties, and/or responsibilities (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive. The change in status of the Company from a publicly-traded company to a company the securities of which are not publicly-traded (including any related termination of the Company’s reporting obligations under the Exchange Act) shall not, in and of itself, constitute Good Reason or a material reduction in the nature or status of the Executive’s authorities, duties, and/or responsibilities.

(ii)	A reduction by the Company in either the Executive’s Base Salary or the Executive’s Annual Bonus opportunity as in effect immediately prior to the start of the Protected Period or as the same shall be increased from time to time.

(iii)	A material reduction in the Executive’s relative level of coverage and accruals under the Company’s employee benefit and/or retirement plans, policies, practices, or arrangements in which the Executive participates immediately prior to the start of the Protected Period, both in terms of the amount of benefits provided, and amounts accrued. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive’s level of coverage under all such programs must be at least as great as is provided to other senior executives of the Company.

(iv)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 7.

(v)	The Executive is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is more than fifty (50) miles from his or her principal place of employment for the Company at the start of the corresponding Protected Period.

(vi)	A repudiation or breach by the Company or any successor company of any of the provisions of this Agreement.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein; provided, however, that if the Executive does not terminate employment and claim Good Reason for such termination within ninety (90) days after the Executive has knowledge of an event or circumstance that would constitute Good Reason, then the Executive shall be deemed to have waived his or her right to claim Good Reason as to that specific fact or circumstance (except that the event or circumstance may be considered for purposes of determining whether any subsequent, separate, event or circumstance constitutes Good Reason; for example, and without limitation, a reduction in the Executive’s authorities that is deemed waived by operation of this clause may be considered for purposes of determining whether any subsequent reduction in the Executive’s authorities (when taken into consideration with the first reduction) constitutes a “material reduction” in the nature or status of the Executive’s authorities from their level in effect on the day immediately prior to the start of the Protected Period). In addition, any such event or circumstance shall not constitute “Good Reason” unless both (x) the Executive provides written notice to the Company of the event or circumstance claimed to constitute Good Reason within thirty (30) days of the initial existence of such event or circumstance , and (y) the Company fails to remedy such event or circumstance within thirty (30) days of receiving such written notice thereof.

(q)	“Protected Period” with respect to a Change in Control of the Company shall mean the period commencing on the date that is six (6) months prior to the date of such Change in Control and ending on the date of such Change in Control.

(r)	“Qualifying Termination” has the meaning given to such term in Section 3.2(a).

(s)	As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(t)	“Severance Benefits” means the payments and/or benefits provided in Section 3.3.

(u)	“Severance Date” means the date on which the Executive’s employment with the Company and its subsidiaries terminates for any reason (whether or not as a result of a Qualifying Termination).

(v)	“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

Article 3. Severance Benefits

3.1. Right to Severance Benefits. The Executive shall be entitled to receive from the Company the Severance Benefits described in Section 3.3 if the Executive has incurred a Qualifying Termination and satisfies the release requirements set forth in Section 3.7.

The Executive shall not be entitled to receive Severance Benefits if his or her employment terminates (regardless of the reason) before the Protected Period corresponding to a Change in Control of the Company or more than twenty-four (24) months after the date of a Change in Control of the Company.

3.2. Qualifying Termination.

(a)	Subject to Sections 3.2(c), 3.4, and 3.5, the occurrence of any one or more of the following events within the Protected Period corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company shall constitute a “Qualifying Termination”:

(i)	An involuntary termination of the Executive’s employment by the Company for reasons other than Cause; or

(ii)	A voluntary termination of employment by the Executive for Good Reason.

(b)	Notwithstanding anything else contained herein to the contrary, the Executive’s termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination.

(c)	Notwithstanding anything else contained herein to the contrary, the Executive’s Severance Benefits under this Agreement shall be reduced by the severance benefits (including, without limitation, any other change-in-control severance benefits and any other severance benefits generally) that the Executive may be entitled to under any other plan, program, agreement or other arrangement with the Company (including, without limitation, any such benefits provided for by an employment agreement). For purposes of the foregoing, any cash severance benefits payable to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of the foregoing, non-cash severance benefits to be provided to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset any corresponding benefits otherwise to be provided to the Executive under this Agreement or, if there are no corresponding benefits otherwise to be provided to the Executive under this Agreement, the value of such benefits shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. If the amount of other benefits to be offset against the cash severance benefits otherwise payable to the Executive under this Agreement in accordance with the preceding two sentences exceeds the amount of cash severance benefits otherwise payable to the Executive under this Agreement, then the excess may be used to offset other non-cash severance benefits otherwise to be provided to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of this paragraph, the Committee shall reasonably determine the value of any non-cash benefits.

3.3. Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1, 3.2 and 3.8, the Company shall pay and provide to the Executive (in addition to the Accrued Obligations) the following:

(a)

The Company will pay to the Executive an amount equal to one (1) times the sum of (i) the Executive’s Base Salary and (ii) the Executive’s Annual Bonus. For purposes of this Section 3.3(a), the Executive’s “Base Salary” shall be deemed to be the Executive’s highest annualized rate of Base Salary in effect at any time after the commencement of the Protected Period and on or before the Executive’s Severance Date, and the Executive’s “Annual Bonus” shall be the greater of (x) the Executive’s maximum Annual Bonus opportunity for the fiscal year in which the Executive’s Severance Date occurs, and (y) the highest aggregate bonus(es) paid by the Company to the Executive for any one of the three (3) full fiscal years of the Company immediately preceding the Executive’s Severance Date. Notwithstanding the foregoing provisions, if the Executive would be entitled to a greater cash severance payment in the circumstances under the terms of any employment agreement then in effect than the amount determined under the first sentence of this Section 3.3(a), the Executive shall be entitled to such greater cash severance payment only and no additional payment shall be made under this Section 3.3(a).

(b)	The Company will pay or reimburse the Executive for his or her premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall cease upon the first to occur of (a) the first anniversary of the Severance Date; (b) the Executive’s death; (c) the date the Executive becomes eligible for coverage under the health plan of a future employer; or (d) the date the Company or its affiliates ceases to offer any group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive. To the extent that the payment of any COBRA premiums pursuant to this Section 3.3(b) is taxable to the Executive, such payment shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Executive’s right to payment of such premiums is not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such benefits that the Executive receives in any other taxable year.

(c)	Notwithstanding any other provision herein or in any other document, any stock option or other equity-based award granted by the Company to the Executive, to the extent such award is outstanding and has not vested as of the Executive’s Severance Date, shall automatically become fully vested as of the Severance Date. In the event that the Executive has a Qualifying Termination during the Protected Period related to a Change in Control, any stock option or other equity-based award granted by the Company to the Executive, to the extent such award had not vested and was cancelled or otherwise terminated upon or prior to the date of the related Change in Control solely as a result of such Qualifying Termination, shall be reinstated and shall automatically become fully vested, and, in the case of stock options or similar awards, the Executive shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates.

3.4. Termination Due to Disability or Death. Termination of the Executive’s employment due to the Executive’s death or Disability is not a Qualifying Termination, and upon any such termination, the Executive shall be entitled to payment only of the Accrued Obligations.

3.5. Termination for Cause or by the Executive Other Than for Good Reason Termination of the Executive’s employment by the Company for Cause or by the Executive other than for Good Reason does not constitute a Qualifying Termination. Upon any such termination, the Executive shall be entitled to payment only of the Accrued Obligations.

3.6. Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

3.7. Release. This Section 3.7 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 3.3, the Executive (or, in the event of the Executive’s death following a Qualifying Termination, the Executive’s estate) shall, upon or promptly following (and in all events within forty-five (45) days following) the Executive’s Severance Date (or, if later, the date of the relevant Change in Control of the Company), provide the Company with a valid, executed, written release of claims (in the form attached hereto as Exhibit A or such similar form as the Company may reasonably require in the circumstances) (the “Release”), and such Release shall have not been revoked by the Executive (or the Executive’s estate, as applicable) pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of release agreement to the Executive not later than seven (7) days following the Severance Date. The Company shall have no obligation to make any payment or provide any benefit to the Executive pursuant to Section 3.3 unless and until the Release contemplated by this Section 3.7 becomes irrevocable by the Executive (or the Executive’s estate, as applicable) in accordance with all applicable laws, rules and regulations.

3.8. Exclusive Remedy. The Executive agrees that the payments and benefits contemplated by Section 3.3 shall, if the Release contemplated by Section 3.7 is signed and the amounts paid, constitute the exclusive and sole remedy for any termination of his or her employment and in such case the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement, and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

Article 4. Form and Timing of Severance Benefits; Tax Withholding

4.1. Form and Timing of Severance Benefits. Subject to Section 3.7, the Severance Benefits described in Section 3.3(a) shall be paid in cash to the Executive in a single lump sum as soon as practicable following (and in all events within sixty (60) days following) the later of (i) the Executive’s Separation from Service or (ii) in the case of a Separation from Service during the Protected Period, the date of the corresponding Change in Control; provided, however, that such payment shall be subject to the provisions of Section 8.14(a); and, provided, further, that if the 60-day period following the Executive’s Separation from Service (or Change in Control, as applicable) spans two calendar years, the payment shall be made to Executive in the second of those two calendar years.

4.2. Withholding of Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

Article 5. Section 280G. Notwithstanding any other provision herein, the Executive shall be covered by the provisions set forth in Exhibit B hereto, incorporated herein by this reference.

Article 6. The Company’s Payment Obligation

6.1. Payment of Obligations Absolute. Except as provided in Sections 3.7, 4.2 and in Article 5, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 5; provided that the Executive does not revoke the Release or otherwise take action to render the Release unenforceable.

6.2. Contractual Right to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. The Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether the Executive is entitled to benefits under this Agreement, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

6.3. Pension Plans; Duplicate Benefits. All payments, benefits and amounts provided under this Agreement shall be in addition to and not in substitution for any pension rights under the Company’s tax-qualified pension plans, supplemental retirement plans, nonqualified deferred compensation plans, bonus plans, and any disability, workers’ compensation or other Company benefit plan distribution that the Executive is entitled to as of his or her Severance Date. Notwithstanding the foregoing, this Agreement shall not create an inference that any duplicate payments shall be required. No payments made pursuant to this Agreement shall be considered compensation for purposes of any such benefit plan.

Article 7. Successors and Assignment

7.1. Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

7.2. Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

Article 8. Miscellaneous

8.1. Employment Status. Except as may be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law.

8.2. Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s Beneficiary in accordance with the terms of this Agreement. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate. The Executive may make or change such designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Committee.

8.3. Gender and Number. Where the context requires herein, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

8.4. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

8.5. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

8.6. Entire Agreement. This Agreement, together with any employment agreement and any written agreement evidencing any stock option or other equity-based incentive award previously granted by the Company, embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the date hereof, this Agreement shall supersede all other agreements of the parties hereto that are prior to or contemporaneous with such date and that directly or indirectly bear upon the subject matter hereof, other than any prior agreement relating to any right to indemnification the Executive may have from the Company or the

Executive’s right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or may incur as an employee, officer or director of the Company or its affiliates. Any negotiations, correspondence, agreements, proposals or understandings prior to the date of this Agreement relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. This Agreement is an integrated agreement.

8.7. Modification. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

8.8. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

8.9. Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment. The parties agree hereto that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his or her reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.

8.10. Notices.

(a)	All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties hereto as follows:

(i) if to the Company:

QLogic Corporation

26650 Aliso Viejo Parkway

Aliso Viejo, California 92656

Attn: General Counsel

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

Attn: Gary Singer, Esq.

(ii) if to the Executive, at the last address of the Executive on the books of the Company.

(b)	Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8.10 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

8.11. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he or she has read and understands this Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

8.13. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

8.14. Section 409A.

(a)	Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment pursuant to Section 3.3 until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 8.14(a) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death). The provisions of this Section 8.14(a) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

(b)	It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

8.15. Clawback Rules and Policy. Notwithstanding anything else contained in this Agreement to the contrary, this Agreement and all forms of compensation referred to in this Agreement are subject to the Company’s clawback policy, as well as the “clawback” provisions of applicable law, rules and regulations, as each may be adopted and in effect from time to time (collectively, the “Clawback Policy”). Pursuant to the Clawback Policy, the Company may recoup payments under this Agreement to the extent that any such payments were based on incorrect financial results that require a restatement of the Company’s financial statements from senior level employees whose fraud or misconduct was a material contributing factor to the financial restatement. The provisions of the Clawback Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

QLogic Corporation, a Delaware corporation

By:
Print Name:
Title:

“EXECUTIVE”

[Name]

EXHIBIT A

GENERAL RELEASE AGREEMENT

1. Release. [Name] (“Executive”), on his or her own behalf and on behalf of his or her descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue QLogic Corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, shareholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, equity-based awards and/or dividend equivalents thereon, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the California Family Rights Act, or any other federal, state or local law, regulation or ordinance (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 3 of the Change in Control Severance Agreement dated as of [            , 2011] by and between the Company and Executive (the “Change in Control Agreement”), or (2) any equity-based awards previously granted by the Company to Executive (as amended by the Change in Control Agreement). In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2. Acknowledgement of Payment of Wages. Executive acknowledges that he or she has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus or other wages), and usual benefits through the date of this Agreement.

3. Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he or she later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he or she is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, he or she will receive consideration beyond that which he or she was already entitled to receive before entering into this Agreement;

(b) He or she is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) He or she was given a copy of this Agreement on [            , 20    ] and informed that he or she had twenty-one (21) days within which to consider the Agreement and that if he or she wished to execute this Agreement prior to expiration of such 21-day period, he or she should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;

(d) Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e) He or she was informed that he or she has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his or her right of revocation, neither the Company nor Executive will have any obligations under this Agreement.

5. No Transferred Claims. Executive represents and warrants to the Company that he or she has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6. Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a) Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b) Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

(d) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f) Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g) Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Change in Control Agreement.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this          day of              20    , at                      County,             .

“Executive”

[NAME]

QLOGIC CORPORATION

By:
[NAME]
[TITLE]

EXHIBIT A-1

ACKNOWLEDGMENT AND WAIVER

I, [Name], hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this      day of              20    , at              County,             .

[Name]

EXHIBIT B

SECTION 280G PROVISIONS

1.1	Limitation on Payments. If upon or following a Change of Control the tax imposed by Section 4999 of the Code, or any similar or successor tax (the “Excise Tax”) would apply absent this Section 1.1, because of the Change of Control, to any payments, benefits and/or amounts received by Executive as severance benefits or otherwise, including, without limitation, any amounts received or deemed received, within the meaning of any provision of the Code, by Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to Executive under any of the Company’s equity incentive plans or agreements (collectively, the “Total Payments”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity-based awards, then by reducing or eliminating any other remaining Total Payments.

1.2	Determination. Any determination required under this section shall be made in writing by PwC (or another national public accounting firm mutually acceptable to the parties) (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

B-1